THE SYMBOL "**" IS USED THROUGHOUT THIS EXHIBIT TO INDICATE THAT THE PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

ZENECA                                             ZENECA PHARMACEUTICALS
                                                   Alderley House
                                                   Alderley Park
                                                   Macclesfield
                                                   Cheshire SKI 0 4TF
                                                   England


Lipsome Technology Inc                             Telephone 0625 582828
1050 Hamilton Court                                Telex 669095/669388 ZENPHA
Menlo Park                                         Fax - Main 0625
                                                   585022/582572
California 94035                                   Fax - Department 0625
USA

                                             DIRECT FAX: 0625 585618


Your Ref              Our Ref        Direct Line      Tel ext      Date
                      LB/vab/769     0625 514621      4621         12 Jul 1994


Dear Sirs,


RE: AGREEMENT DATED 12TH AUGUST 1993 BETWEEN LIPOSOME TECHNOLOGY INC ("LTI") AND ZENECA LIMITED ("ZENECA")("THE AGREEMENT")

It is agreed between LTI and ZENECA that with effect from 1st August 1994, Schedule A to the Agreement shall be amended by the addition of Austria and Switzerland to the list of territories.

It is further agreed that LTI will **.

With the exception of the above, the terms of the Agreement shall remain as written.

If these terms are acceptable, would you please sign and date both copies and return one copy to me.

Yours faithfully,
For and on behalf of ZENECA Ltd

/s/ L. Biggins

L Biggins
Authorized Signatory
ZENECA Pharmaceuticals





AGREED and ACCEPTED by
for and on behalf of
LIPOSOME TECHNOLOGY INC



\s\ Peter V. Leigh
...................................
Name Vice President Finance

                  AMENDMENT TO AGREEMENT BETWEEN ZENECA AND LTI
       RELATING TO LTI'S COMPLEX OF AMPHOTERICIN B WITH SODIUM CHOLESTERYL


     This Amendment to that certain agreement between LIPOSOME TECHNOLOGY, INC. whose registered office is at 960 Hamilton Court, Menlo Park, California 94025, USA ("LTI") and ZENECA LIMITED, whose registered office is at 15 Stanhope Gate, London W1Y 6LN, UK ("ZENECA") effective the 12th day of August, 1993, relating to LTI's present pharmaceutical product comprising a complex of amphotericin B with sodium cholesteryl sulphate (hereinafter, the "Agreement") is effective as of March 1, 1994 ("Effective Date of this Amendment").

     For good and valuable consideration, the parties hereby amend the Agreement as follows:

     A-1  DEFINITIONS AND INTERPRETATION

     1. "Territory," as defined in Article 1 of the Agreement, shall mean those countries set out in Schedule A-1 to this Amendment, in addition to those countries set out in Schedule A to the Agreement.

     2. All provisions of the Agreement referring to the "Territory", in addition to those countries set out in Schedule A to the Agreement, shall refer to and include the countries set out in Schedule A-1 (the "A-1 Countries"), except for the following provisions, which are modified as noted:

     A-8.1.2  RESPONSIBILITY FOR REGULATORY APPROVALS

     1. The parties agree that both ZENECA and LTI will use all reasonable endeavors to obtain regulatory approvals for the Product in the A-1 Countries, having regard to the degree of diligence that ZENECA would normally use in obtaining such regulatory approval for a pharmaceutical product of its own invention.

     A-6.8  ENTITLED MINIMUM PURCHASES

     1. For any A-1 Country in which ZENECA has not commenced sales of the Product within the period of ** from the Effective Date of this Amendment, LTI shall have the option to serve a notice to Zeneca (the "LTI Notice") stating that LTI wishes to sell the Product itself or establish alternative arrangements for sale of the Product in said A-1 Country, including without limitation the appointment of other distributors or agents for the Product. Upon receipt of an LTI Notice, ZENECA shall have sixty (60) days within which to notify LTI, in writing, of **.

     2.   In the event that **.

     3.   In the event that **.

     The following new provisions shall apply to sales of the Product in any and all A-1 Countries:

     A-4 PAYMENTS

     1. In part consideration of rights granted by LTI to ZENECA pursuant to this Amendment, ZENECA shall make the following non-offsettable and, except as specifically set forth below, non-refundable payments to LTI:

          1.1. Sums of ** within fifteen (15) working days of the first date for each of ** on which Registration of the Product (as defined in section 4.1.4 of the Agreement) has been obtained; provided that the said sums of ** shall only be payable in respect of the **;

          1.2. The sum of ** within fifteen (15) working days of the date on which Registration of the Product has been obtained in **; and

          1.3. The sum of ** within fifteen (15) working days of the date on which Registration of the Product has been obtained in **.

     A-12.1  ADDITIONAL LTI REPRESENTATIONS, WARRANTIES AND INDEMNITIES

     1. As of the Effective Date of this Amendment, to LTI's knowledge, there are not suits, claims or proceedings pending against LTI or any of its Affiliates in any court or by or before any government body or agency with respect to the Product, and no such actions, suits or claims have been threatened against LTI or any of its Affiliates.

     2. As of the Effective Date of this Amendment, there are no commitments or contractual obligations of which LTI is aware that would in any way prohibit LTI from executing this Amendment to the Agreement.

     3. No warranty is given as to patent rights of LTI in any of the A-1 Countries.

     4. For the avoidance of doubt, Article 12.3.6 of the Agreement shall apply to Articles A-12.1.1 and A-12.1.2 above.

     A-12.2  ADDITIONAL ZENECA RESPONSIBILITIES AND WARRANTIES

     1. As of the Effective Date of this Amendment, there are no commitments or contractual obligations of which ZENECA is aware that would in any way prohibit ZENECA from executing this Amendment to the Agreement.

     2. No warranty is given by ZENECA with respect to the authorization of its duly incorporated Affiliates to sell pharmaceutical products in the A-1 Countries.

     3. For the avoidance of doubt, Article 12.4.3 of the Agreement shall apply to Article A-12.2.1 above.

     A-22  PRESS/PUBLICITY

Any announcements or similar publicity with respect to this Amendment or the transactions contemplated herein shall be at such time and in such manner as LTI and ZENECA shall agree, provided that nothing herein shall prevent either party, upon notice to the other, from making such public announcements as that party's legal obligations require.



IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands the day and year thereafter written.

ZENECA LIMITED                          LIPOSOME TECHNOLOGY, INC.

By:    /s/ C.R.W. Petty                 By:    /s/ Peter V. Leigh
       ----------------------------            ---------------------------------

Title: Assistant Secretary              Title: Vice President, Finance
       ----------------------------            ---------------------------------
       Zeneca Pharmaceuticals
Date:  March 18, 1994                   Date:  March 16, 1994
       ----------------------------            ---------------------------------

                                  SCHEDULE A-1

                             ADDITIONAL TERRITORIES

Afghanistan
Angola
Antigua
Argentina
Ascension Island
Australia/New Zealand
Bahamas
Bahrain
Bangladesh
Barbados
Beliza
Bermuda
Bhutan
Bolivia
Botswana
Brazil
Burundi
Cameroon
Chile
China
Columbia
Costa Rica
Crown Agents
Cuba
Curacao
Cyprus

Djibouti
Dominican Republic

Ecuador
Egypt
El Salvador
Ethiopia
Gambia
Ghana
Gibraltar
Grenada
Guatemala
Guyana
Haiti
Honduras Republic
Hong Kong
Iceland
India
Indonesia
Iran
Iraq
Jamaica
Jordan
Kenya
Korea
Kuwait
Lebanon
Leeward Island
Lesotho

Liberia
Libya
Malawi
Malaysia
Malta
Mauritius
Mexico
Mozambique
Nicaragua
Nigeria
Oman
Pakistan
Panama
Peru
Philipines
Qatar
Rwanda
Saudi Arabia
Seychelles
Sierra Leone
Singapore
Somalia
South Africa
Sri Lanka
St. Vincent
St. Lucia
Sudan
Surinam
Swaziland

Syria
Taiwan
Tanzania
Thailand
Trinidad
Turkey
UAE
Uganda
Uruguay
Venezuela
Vietnam
Windward Island
Yemen
Former Yugoslavia:       Bosnia
                         Croatia
                         Macedonia
                         Montenegro
                         Serbia
                         Slovenia
Zaire
Zamia
Zimbabwe

TERRITORIES ADMINISTERED BY ZENECA FRANCE:
French Guyana
Martinique
Guadaloupe
French Polynesia
New Caledonia

Reunion
Morocco
Tunisia
Algeria
Ivory Coast
Gabon
Congo
Senegal

                                    AGREEMENT


                                     BETWEEN


                                 ZENECA LIMITED

                                       AND

                             LIPOSOME TECHNOLOGY INC


                                   RELATING TO



                                   `AMPHOCIL'

                           INDEX                                     PAGE
                                                                     ----

      Article 1  - Definitions and Interpretation                    4
      Article 2  - Appointment, Territory                            8
      Article 3  - Duration                                          10
      Article 4  - Payments                                          10
      Article 5  - New Developments, Improvements                    12
      Article 6  - Product Supply                                    14
      Article 7  - Price/Payment                                     20
      Article 8  - Development and Regulatory                        23
      Article 9  - Product Know-how, Marketing and Sale              28
      Article 10 - Patents, Trademarks, Intellectual Property        31
      Article 11 - Confidentiality                                   35
      Article 12 - Representations and Warranties, Indemnities       36
      Article 13 - Non-Assignability/Sub-Distributors                44
      Article 14 - Termination/Post-Termination Matters              44
      Article 15 - Non-Compete                                       46
      Article 16 - Force Majeure                                     46
      Article 17 - Notices                                           48
      Article 18 - Waiver                                            49
      Article 19 - Entire Agreement/Amendments                       49
      Article 20 - Validity/Severability                             49
      Article 21 - Nature of Relationship                            50
      Article 22 - Press/Publicity                                   50
      Article 23 - Dispute Resolution                                50

                         SCHEDULES
                                                                      PAGE
                                                                      ----
      SCHEDULE A - THE TERRITORY                                      53
      SCHEDULE B - PATENTS                                            54
      SCHEDULE C - PART I: SPECIFICATION                              55
                   PART II: TECHNICAL REQUIREMENTS                    56
      SCHEDULE D - PRICING MECHANISMS                                 72

THIS AGREEMENT effective as of the twelfth day of August one thousand, nine hundred and ninety three BETWEEN LIPOSOME TECHNOLOGY INC whose registered office is at 1050 Hamilton Court Menlo Park, California 94025, USA ("LTI") and ZENECA LIMITED whose registered office is at 15 Stanhope Gate, London W1Y 6LN ("ZENECA").

WHEREAS

4.    LTI manufactures, markets and sells the Product hereinafter defined;

5. ZENECA has expertise in the marketing, distribution and sale of pharmaceutical products;

6. LTI desires to appoint ZENECA as importer and distributor of the said Product in certain countries on the terms and conditions set out below, and ZENECA desires to be so appointed.

NOW IT IS HEREBY AGREED AS FOLLOWS


                ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1   In this Agreement unless the context requires otherwise:

      "Affiliate" of a party to this Agreement shall mean any business entity which controls, is controlled by or is under common control with such party. A business entity shall be deemed to "control" another business entity if it owns, directly or indirectly, fifty per cent (50%) or more of the outstanding voting securities or capital stock of such other business entity or has other comparable ownership interest with respect to an entity other than a corporation, or the power, whether pursuant to contract the ownership of securities or otherwise, to direct the management and policies of a business entity and shall remain an Affiliate under this Agreement only for as long as such control exists;

      "Calendar Quarter" shall mean each successive period of three (3) months, ending on 31 March, 30 June, 30 September and 31 December in any calendar year;

      "Calendar Year" shall mean each successive period of twelve (12) months commencing on 1 January and ending on 31 December;

      "Dollars" shall mean United States Dollars;

      "Effective Date" shall mean the 12th day of August 1993;

      "Know-how" shall mean information and data, not generally known, which is necessary and useful for the formulation, manufacture, packing, registration, use, distribution and sale of the Product.

      **

      "Patents" shall mean the patents and patent applications of LTI in the Territory as listed in Schedule B hereto and any other patents in the Territory owned or controlled by LTI necessary or useful for the manufacture, use or sale of the Product and patents which are divisions, reissues, re-examinations, extensions patents of addition and Supplementary Protection Certificates relating to such patents;

      The "Product" shall mean LTI's present pharmaceutical product comprising a complex of amphotericin B with sodium cholesteryl sulphate;

      "Territory" shall mean those countries set out in Schedule A hereto.

      The following indicates the location in this Agreement of other terms defined herein.

                                                            PAGE
                                                            ----

      "Arbitrator"                  Article 23.1            50

      "Claim"                       Article 12.3            26

      "Claim Notice"                Article 12.5.4          38

      "a Competing Product"         Article 15.14           2

      "Co-ordinating Committee"     Article 9.44            5

      "Costs"                       Article 6.10            30

      "CPLT"                        Article 8.4             19

      "Development"                 Article 5.1             12

      "External Circumstances"      Article 7.3.3           21

      **

      "Force Majeure"               Article 16.1            46

      "Improvement"                 Article 5.1             12

      "the Indemnified Party"       Article 12.5.1          40

      "the Indemnifying Party"      Article 12.5.1          40

      "JAMS"                        Article 23.1            50

      "MAA"                         Article 8.1.2           23

      "Operating Margin"            Article 7.3.3           21

      "Plans"                       Article 9.3             29

      "Recall"                      Article 6. 10           19

      "Registration"                Article 4.1.4           11

1.2 Any reference in this Agreement to "writing" or cognate expressions includes reference to telex or facsimile transmission or comparable means of communication.

1.3 Any reference in this Agreement to any provision of a statute or to any regulation shall be construed as a reference to that provision or regulation as re-enacted, amended, replaced or extended at the relevant time.

1.4 The headings used in this Agreement are for convenience only and shall not affect its interpretation.

1.5 Words importing the singular number include the plural and vice versa; words importing gender shall include all other genders and words importing corporations shall include persons and vice versa.

1.6 Any reference in this Agreement to an "Article" or "Schedule" is to an Article or Schedule of this Agreement.


                    ARTICLE 2 - APPOINTMENT, TERRITORY

2.1   EXCLUSIVE DISTRIBUTORSHIP

      LTI hereby appoints ZENECA to be the exclusive distributor of the Product in the Territory during the term of this Agreement and ZENECA agrees to act in that capacity, all subject to the terms and conditions of this Agreement. Except as specifically provided hereinafter, LTI shall not during the term of this Agreement itself distribute or sell the Product in the Territory and shall not license or otherwise appoint any third party so to do.


2.2   LTI CO-MARKETING RIGHTS AFTER ** YEARS

      Notwithstanding Article 2.1, LTI may itself or through Affiliates of LTI sell the Product to normal trade outlets (including without limitation wholesalers, pharmacies and physicians but excluding contractually appointed distributors or licensees) in any country of the Territory after a period of ** years has elapsed from the earlier of (i) launch of the Product or (ii) a date 3 months following Registration (as defined in Article 4.1.4) of the Product in such country provided that in the event that LTI within such ** years becomes an Affiliate of or merged with a third party that could reasonably be expected to have the resources to be a significant competitor in the sale of the Product in the Territory, the period of ** years first referred to above in Article 2.2 shall be replaced by a period of ** years. LTI shall give to ZENECA at least twelve (12) months notice of its intention to make sales under this
      Article 2.2. The following provisions of this Agreement shall cease to have effect in respect of such country from the date on which LTI or its Affiliate first sells the Product in such country: Articles 6.8, 9.3.2,
      9.5 and 2.3.

2.3   TERRITORIAL RESTRICTION

      ZENECA shall not seek customers for the Product outside the Territory and shall not establish a branch or a distribution depot outside the Territory for the purpose of marketing or distributing the Product outside the Territory. ZENECA may however establish a branch or distributor depot outside the Territory for the purpose of selling within the Territory.


                           ARTICLE 3 - DURATION

Subject to prior termination of this Agreement under any of the provisions hereof, this Agreement shall commence on the Effective Date and shall remain in force until 28 February 2008. ZENECA may terminate this Agreement by giving LTI not less than twelve (12) months prior written notice, such notice not to be given by ZENECA so as to cause termination of this Agreement prior to **. Following such notice, LTI may by not less than thirty (30) days prior notice to ZENECA, itself sell or establish alternative arrangements for the sale of the Product in any country in the Territory and ZENECA shall in that event co-operate with LTI in the orderly transfer of the sales responsibility for the Product in such country to LTI or its nominee, in which event this Agreement shall terminate with respect to such country upon completion of such transfer. Any reasonably incurred out of pocket costs incurred by ZENECA or its Affiliates in co-operating as aforesaid shall be promptly reimbursed by LTI.


                           ARTICLE 4 - PAYMENTS

4.1 In part consideration for the rights granted by LTI to ZENECA hereunder ZENECA shall make the following non-offsettable and, except as specifically set forth below, non-refundable payments to LTI:

      4.1.1 The sum of ** within fifteen (15) working days of the Effective Date (which sum shall be returned to ZENECA forthwith if all Registrations of the Product necessary to enable the Product to be sold in the ** have not been obtained by **; and

      4.1.2 The sum of ** within fifteen (15) working days of the date on which all Registrations of the Product necessary and reasonably acceptable to enable the Product to be sold in the ** have been obtained; and

      4.1.3 The sum of ** within fifteen (15) working days of the first date for each of ** on which Registration of the Product has been obtained; Provided that the said sums of ** shall be payable only in respect of the first three of these countries in which such Registration is obtained; and

      4.1.4 Milestone payments shall be made within sixty (60) days after the end of the Calendar Quarter in which ZENECA and its Affiliates achieve cumulative ** of the Product as follows:

                        **                                  MILESTONE PAYMENT

                        **

For the purposes of this Agreement the term "Registration" shall include any and all pricing and reimbursement approvals required of authorities and accepted (such acceptance not to be unreasonably withheld or delayed) by ZENECA or its Affiliates to enable the general sale of the Product in a given country.


                ARTICLE 5 - NEW DEVELOPMENTS, IMPROVEMENTS

5.1   DEFINITIONS: INCLUSION OF IMPROVEMENTS AND DEVELOPMENTS

      The Product shall initially be in the form of 100 mg and 50 mg vials and any Improvements thereto shall be automatically incorporated. LTI undertakes to negotiate in good faith with ZENECA with a view to reaching agreement for ZENECA to market Developments as provided in Article 5.2. For the purpose of this Article "Improvements" shall mean any new or amended injectable indications, new or amended injectable formulation(s), and new or amended injectable presentations of the Product which would not be recognized generally in the pharmaceutical industry as a new product and any change to the Product which is not an Improvement shall be deemed to be a "Development." By way of example only, a new indication for the Product itself would be an Improvement whereas any new or amended formulation requiring clinical development and regulatory approvals (or equivalent) would be a Development.

5.2   RIGHT OF FIRST NEGOTIATION FOR DEVELOPMENTS

      LTI undertakes to offer to negotiate with ZENECA expeditiously and in good faith for a period of not less than sixty (60) days with a view to ZENECA being appointed as the exclusive distributor in the Territory for Developments completed by LTI during the term of this Agreement. Where practicable, the parties shall conduct such negotiations based on the framework presented in this Agreement. Neither party shall be under any obligation to enter into such a distribution arrangement and provided that LTI has performed its duties under Article 5.2, LTI shall be free to market and sell such Development directly in the Territory or to offer such Development for marketing and sale in the Territory to any other person, firm or Organization; provided, however, that LTI shall not conclude such an agreement with a third party comparable in scope to that offered to ZENECA during such negotiations on terms more favorable (taken as a whole) to such third party than those offered to ZENECA without first offering the terms offered to such third party to ZENECA for its acceptance or for refusal within ten (10) days of such offer to ZENECA.


                         ARTICLE 6 -PRODUCT SUPPLY

6.1   PURCHASE OF PRODUCT SOLELY FROM LTI

      ZENECA shall purchase its requirements for the Product during the term of this Agreement solely from LTI at prices calculated in accordance with
      Article 7.

6.2   INITIAL PURCHASES AND FORECASTS

      As soon as practicable after the Effective Date, ZENECA shall provide LTI with a forecast. ZENECA shall provide LTI with a forecast by Calendar Quarter of its requirements for the Product for the twelve (12) months commencing 1 January 1994. The first three (3) months of such forecast, that is the forecast for the months of January, February and March 1994, shall represent a binding commitment of ZENECA to purchase and LTI to supply such forecasted amount. On or before 15 December 1993 and on or about the fifteenth (15th) day of the final month of each subsequent Calendar Quarter ZENECA shall provide to LTI an updated forecast of its quarterly requirements for the Product for the twelve (12) months commencing one Calendar Quarter after the due date for such forecast. The first three (3) months of each forecast so provided shall likewise represent a binding commitment of ZENECA to buy and of LTI to supply such forecasted quantity of Product in a timely manner. ZENECA shall order and maintain all reasonable inventories of the Product. having regard to current and forecasted sales volumes.

6.3   FIRM ORDERS

      ZENECA shall place firm orders from time to time for the purchase of the Product at least three (3) months in advance of required delivery and LTI shall use all reasonable endeavors to deliver such orders on or before the required delivery dates, provided that such orders are within ** percent ** of the forecasts supplied hereunder; and shall use all reasonable efforts to fill orders in excess of that level.

6.4   IMPORTATION REQUIREMENTS

      LTI shall obtain any necessary import licenses, certificates of origin or other relevant documents reasonably required by ZENECA**. ZENECA shall obtain any necessary import licenses, certificates of origin or other requisite documents and shall pay all applicable customs duties and taxes in respect of the re-export of the Product into countries in the Territory other than the country to which LTI first delivered the Product.

6.5   INCOTERMS

      Purchase of the Products shall be DDP Manchester Airport (Incoterms 1990).

6.6   LABELLING AND SHELF LIFE

      LTI shall supply the Product to ZENECA in the form of bulk 100mg and 50mg vials and, having regard to production batch size and to ZENECA's sales forecast provided under Article 6.2, with at least ** unexpired approved shelf life as at the date of shipment in the case of an approved shelf life of **; or ** unexpired shelf life as at the date of delivery in the case of an approved shelf life of **. In the event that LTI cannot supply Product with the minimum unexpired approved shelf life specified above, LTI shall so inform ZENECA of the expiry dates of available Product and, for so long as ZENECA's quarterly requirements are less than LTI's current batch size **, ZENECA will make a good faith effort to accept shipment of Product which has an unexpired shelf-life below the relevant applicable shelf-life. LTI shall comply with all legal and other regulatory requirements relating to the manufacture and supply of the Product to ZENECA hereunder and ZENECA shall comply with all legal and other regulatory requirements relating to the importation and sale of the Product in each country in the Territory. ZENECA shall be responsible for labelling the Product and repackaging the Product in such form as is suitable and in compliance with all applicable laws for resale in each country of the Territory. To the extent permitted by law, the Product shall be represented in all labelling and other documentation as developed by LTI, and all product packaging shall (inter alia) make reference to LTI in a reasonably prominent manner using the following language: "Developed by Liposome Technology Inc." and shall bear the company trade marks of both LTI and ZENECA with equal prominence.

6.7   SHORTAGE OF SUPPLY

      In the event that LTI is unable to execute any orders placed by ZENECA in accordance with Article 6.3, then LTI shall immediately so inform ZENECA, ZENECA shall have the opportunity to make reasonable adjustments to the relevant purchase and sales forecasts; and without prejudice to any other remedy available to ZENECA:

      6.7.1 Temporary Right to Manufacture

            In the event that LTI is unable to supply ZENECA's forecasted requirements of the Product for **, at ZENECA's request, LTI will grant to ZENECA, solely for such time as LTI cannot supply ZENECA's forecasted requirements, a temporary non-exclusive license of the Patents and LTI Know-how as ZENECA shall reasonably require to enable ZENECA to manufacture the Product either itself or by means of a third party manufacturer. In such circumstances LTI shall disclose to ZENECA details of the formulae and all manufacturing and processing know-how in its possession-or under its control required to accomplish said manufacture and shall assist ZENECA to the fullest extent in that regard.

      6.7.2 ALLOCATION OF SUPPLY

            LTI shall allocate available quantities of the Product to ZENECA on the basis of the respective sales volumes of the Product by LTI to
            (i) ZENECA and its Affiliates and to (ii) all other third parties in the previous two Calendar Quarters preceding such inability. LTI and ZENECA shall immediately exchange information comprising such sales in the event of such inability.

6.8   MINIMUM PURCHASES

      ZENECA shall at least 30 days prior to the commencement of each Calendar Year supply to LTI its internal forecasts, in vials, used for budgeting purposes of its sales of the Product in each country of the Territory for the following Calendar Year. In the event that for ** ZENECA or its Affiliates achieve less than ** of such forecasts in any country then LTI shall be entitled by not less than ** notice to ZENECA given before 31 March in the succeeding Calendar Year to terminate this Agreement in respect of the country concerned. ZENECA's appointment hereunder shall be rendered non-exclusive from the date of such notice with respect to such country and the following provisions of this Agreement shall solely with respect to such country cease to have effect from the date of such notice:
      Article 6.8; Article 9.3.2, Article 9.5 and Article 2.3; provided, however, that in the event that ZENECA's appointment shall be rendered non-exclusive pursuant to this Article 6.8 with respect to **, LTI shall have the right to terminate this Agreement. ZENECA agrees that it will prepare reasonable forecasts in good faith and where any forecast is less than the preceding year's actual sales, ZENECA shall demonstrate to LTI that the relevant forecast is reasonable.

6.9   SPECIFICATIONS

      All quantities of the Product to be supplied hereunder shall comply with the specifications set out in Part I of Schedule C. The provisions of Part II of Schedule C (Technical Requirements) shall apply as set out therein.

6.10  PRODUCT RECALL

      In the event that a recall of Product is necessary as a result of actions of ZENECA (other than actions taken by ZENECA in accordance with LTI's recommendations), ** shall be responsible for all costs relating thereto, including any costs reasonably incurred by LTI. In the event that a recall is necessary for reasons in addition to such actions of **, then ZENECA and LTI shall each be responsible for an equitable proportion of such costs, to be agreed between ZENECA and LTI. Subject to the above ** shall bear the costs of any recall in all other circumstances and shall reimburse to ** any costs incurred by ** in complying with any recall in all other circumstances. For the purposes of this provision, "costs" shall mean solely reasonable out of pocket costs, and "recall" shall mean a withdrawal from commerce of the Product resulting from a formal request or order of a Government Health Authority or from other circumstances justifying such withdrawal.


                        ARTICLE 7 - PRICE / PAYMENT

7.1   PERCENTAGE OF **

      The price at which LTI shall sell and ZENECA shall purchase quantities of the Product shall be determined by reference to **, as follows:


      **

7.2   CALCULATING **

      The mechanisms set out in Schedule D hereto shall apply to effectuate
      Article 7.1.

7.3   NEGOTIATIONS CONCERNING CHANGES TO ** PRICES

      7.3.1 AT THE REQUEST OF ZENECA

            In the event that the application of the ** purchase price of ** as set out in Article 7.1 would result in prices of **, then ZENECA and LTI shall, if ZENECA so requests, enter into negotiations in good faith to **.

      7.3.2 AT THE-REQUEST OF LTI

            ZENECA and LTI shall if LTI so requests enter into negotiations in good faith to **.

      7.3.3 DEFINITIONS RESPECTING **

            For the purposes of this Article 7:

            **

      7.3.4 AGREEMENT TO CHANGE **

            In the event that the parties are able as a result of the negotiations described in Articles 7.3.1 to 7.3.2 inclusive to agree changes to ** then such changed ** shall apply until such time as any further changes are agreed pursuant to further negotiations pursuant to Articles 7.3.1 to 7.3.2 inclusive.

      7.3.5 **

7.4   DATE OF PAYMENT

      ZENECA shall pay for supplies of the Product within ** days of the dates of the invoices from LTI in respect thereof Any late payment by either party, including late payments for supplies of the Product and late payments pursuant to Schedule D, shall bear interest at the lower of the prime rate published by Wells Fargo Bank N.A. plus **, and the maximum rate legally allowable.

7.5   METHOD OF PAYMENT

      All payments to be made by either party under this Agreement shall be made by transfer to such bank account as the other party shall reasonably request, by wire transfer of immediately available funds.

7.6   AUDIT

      LTI's independent professional representatives shall have the right at reasonable times and on reasonable notice to inspect and audit the books and records of ZENECA and its Affiliates for the sole purpose of assessing compliance with the terms of this Agreement relating to financial matters. For this purpose ZENECA shall maintain such records for not less than ** years after the relevant dates and LTI shall be entitled at its cost to take copies of relevant extracts.


                  ARTICLE 8 - DEVELOPMENT AND REGULATORY

8.1   RESPONSIBILITY FOR REGULATORY APPROVALS

      8.1.1 ZENECA and LTI shall jointly prepare a regulatory plan within ** months of the Effective Date. In the event that any further clinical studies are required to obtain regulatory approvals of the Product in the Territory, then ZENECA may with the prior written consent of LTI, to be given or withheld in LTI's discretion, carry out the same at its own cost and in that event LTI shall supply all necessary quantities of the Product to ZENECA free of charge for such purposes.

      8.1.2 ZENECA and LTI shall have joint responsibility for obtaining as promptly as reasonably possible and maintaining regulatory approvals for the Product as required by Government Health Authorities in the Territory based on available data.

            ZENECA's responsibilities shall include:

            - preparing in connection with the ** in the Territory;

            - attending **;

            - ** prepared ** marketing authorization application described below ("MAA") as required by local Government Health Authorities;

            - producing **;

            - obtaining regulatory **;

            - advising **; and

            - responding to enquiries made to ZENECA by Government Health Authorities in the Territory concerning the Product or the sale or distribution thereof.

            LTI's responsibilities shall include:

            - preparing **;

            - submitting appropriate **;

            - signing regulatory approval for the Product applications as holder of the licenses in all countries in the Territory excluding those that require the license holder to have a local address; and

            - responding to enquiries made to LTI by Government Health Authorities.

      Each party shall have the right at reasonable times and on reasonable notice to inspect and audit the records of the other party for the purpose of assessing compliance with appropriate regulatory standards.

8.2   REGULATORY SUBMISSION AND MAINTENANCE FEES

      All out of pocket fees for regulatory submissions and maintenance of regulatory approvals incurred under this Article 8 shall be borne by ** or its Affiliates.

8.3   ADVERSE EVENT REPORTS AND CUSTOMER COMPLAINTS

      ZENECA shall as soon as reasonably practicable and in any event within ** notify LTI of all adverse event reports. LTI will supply details to ZENECA of all adverse events fulfilling CIOMS reporting requirements communicated to LTI as soon as reasonably practicable and in any event within ** of receipt by LTI. ZENECA shall be responsible for the notification of individual adverse event reports to the appropriate regulatory authorities within the Territory as soon as reasonably practicable and in any event within ** following notification by LTI.

      LTI shall be responsible for the maintenance of the ** LTI from time to time. LTI shall provide quarterly updates to ZENECA with respect to safety matters relating to the Product and shall, if ZENECA so requests, promptly give to ZENECA details of all adverse events or other safety information relating to the Product on a worldwide basis held by LTI.

      ZENECA shall promptly notify LTI of reportable customer complaints communicated to ZENECA with respect to the Product.

8.4   CPLT

      The parties shall as soon as practicable after the Effective Date jointly establish Core Prescribing and Label Texts ("CPLT") for the Product. The CPLT shall be the basis on which regulatory approvals shall be sought and maintained in the Territory. LTI shall promptly in advance communicate to ZENECA by means of the Co-ordinator referred to in Article 9.3 the basis for any proposed changes to the CPLT or local prescribing information in the Territory and ZENECA shall have the right to comment on the same. ZENECA shall furthermore have the right itself to propose changes to the CPLT. In the event that the parties cannot **.

8.5   ZENECA CLINICAL OR TECHNICAL ACTIVITY RESPECTING THE PRODUCT

      It is agreed that LTI has an interest in maintaining the technical and scientific integrity of the Product. Accordingly, ZENECA shall from time to time notify LTI of any clinical trial or other technical activity which it intends to undertake with respect to the Product; and LTI shall communicate any technical or scientific concerns in relation thereto within ** of notification in which event the parties shall promptly discuss the same. In the event that LTI has any such technical or scientific concerns which cannot be satisfied, then LTI may notify ZENECA to that effect and ZENECA shall not undertake the clinical trial or other technical activity concerned, provided that no such determination shall be made unreasonably by LTI.

8.6   PRESCRIBERS' ENQUIRIES, CUSTOMER SUPPORT

      ZENECA shall be responsible for answering routine prescribers' questions and queries and undertaking routine customer support activities on the use of the Product in the Territory and ZENECA and LTI shall jointly compile and maintain a complete set of publications for such purposes.

8.7   ** PLAN

      ZENECA shall within ninety (90) days of the Effective Date draw up a plan for the **.


             ARTICLE 9 - PRODUCT KNOW-HOW, MARKETING AND SALE

9.1   PRICING AND REIMBURSEMENT AUTHORISATIONS

      ZENECA will use its reasonable endeavors to obtain all necessary pricing and reimbursement approvals for the Product in the Territory.

9.2   MARKETING RESPONSIBILITY, REASONABLE ENDEAVORS

      9.2.1 ZENECA shall be responsible for the marketing of the Product in the Territory and for the preparation of all training and promotional materials and training of sales representatives as well as all related marketing matters. ZENECA shall ensure that all such materials as referred to above comply with applicable laws and shall provide LTI with a copy of such materials not less than seven (7) calendar days prior to its publication of the same.

      9.2.2 ZENECA shall use all reasonable endeavors to promote sales of the Product in the Territory, exercising such diligence as ZENECA would use in promoting and marketing a newly approved pharmaceutical product of its own invention including, but not limited to, the use of its trained and qualified sales force where such exists (and a comparably trained and qualified sales force where such does not exist) in each country in the Territory to make calls on physicians, pharmacists and other persons licensed to dispense, administer and prescribe products similar to the Product.

9.3   COMMUNICATING KNOW-HOW AND MARKETING PLANS

      9.3.1 KNOW-HOW

            LTI and ZENECA shall from time to time promptly communicate to each other any new Know-how including the results of any clinical or other technical activity carried out with respect to the Product and shall for this purpose each appoint a suitably experienced and senior Co-ordinator through whom the same shall be channelled.

      9.3.2 MARKETING

            ZENECA shall by means of the said Coordinator communicate to LTI its headquarters marketing plans for the Product including without limitation marketing positioning, promotion plans, country launch plans and sales budgets, publication strategy, clinical/development strategy and regulatory strategy (together, "Plans") on a country by country basis. LTI shall have the right to comment on the Plans and to propose changes and any serious disagreements may be referred by the parties to senior management for resolution **. ZENECA shall also supply to LTI for information copies of ZENECA's detail aids and country marketing plans.

9.4   REGULAR MEETINGS

      The parties shall for the purposes of reviewing progress and issues relating to this Agreement meet as a "Co-ordinating Committee" twice per annum or less or more frequently as they may agree. In particular, the parties shall in the Coordinating Committee review, discuss and agree on actions in relation to the Product regarding manufacture and supply; development and regulatory approval; clinical trials and publications; progress regarding commercialization; prescribing information and safety. The parties may agree to establish subcommittees reporting to the Co-ordinating Committee to review particular areas.

9.5   ZENECA SALES REPORT

      ZENECA shall within fifteen (15) working days after the end of each month send to LTI a report showing for such month the ** and number of vials of the Product sold by ZENECA and its Affiliates in each country of the Territory. Within thirty (30) calendar days following the end of each Calendar Quarter ZENECA shall provide to LTI a country by country sales report for such Calendar Quarter and for the Calendar Year to date.


          ARTICLE 10 - PATENTS, TRADEMARKS, INTELLECTUAL PROPERTY

10.1  PATENT APPLICATIONS

      LTI shall keep ZENECA advised on a regular basis to be agreed of all steps taken or to be taken in the prosecution of all applications for Patents and in the maintenance or extension of the Patents and shall, on request, furnish ZENECA with a copy of any Patent application, Patent or other document pertinent to the prosecution, maintenance, and extension of such applications and Patents. LTI shall **.

10.2  INFRINGEMENT OF PATENTS

      LTI and ZENECA shall promptly notify each other of any infringement of the Patents in the Territory which may come to their attention. LTI shall promptly undertake reasonable efforts to obtain a discontinuance of the aforesaid infringement or unauthorized use. If within three (3) months after any such infringement or unauthorized use has come to LTI's attention, LTI has failed to obtain a discontinuance of said infringement then LTI shall give notice in writing to ZENECA of the full circumstances of such infringement including such evidence of infringement as LTI may possess and the numbers of any patents and patent applications so infringed. The parties shall then consider what steps, if any, are appropriate to obtain a discontinuance of such infringement. Any suit to obtain such discontinuance shall be either in the name of LTI or in the name of ZENECA, or jointly by LTI and ZENECA, as may be required by law of the forum. For this purpose, each party shall execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the other. The external costs of any such suit shall be borne **. It is agreed that any sums received or recovered by judgement, settlement or otherwise as a result of such suit shall be **.

10.3  TRADEMARKS

      The Product shall be sold by ZENECA under trademarks specified by LTI and made available to ZENECA on an exclusive basis in each country of the Territory in which ZENECA has the right to sell the Product pursuant to this Agreement; provided that ZENECA shall be entitled to decline to sell the Product in any country under a trademark specified by LTI if in ZENECA's reasonable opinion such trademark is inappropriate for the Product or is likely to infringe the rights of third parties; in which event the parties shall identify an alternative trademark to be owned by LTI which is useable for the sale of the Product in such country. LTI shall keep ZENECA fully informed as to its progress in registering trademarks for the sale of the Product in the Territory.

10.4  USE OF TRADEMARKS BY ZENECA

      LTI and ZENECA will take any necessary action to authorise the use of trademarks for the sale of the Product by ZENECA, including if necessary by LTI licensing ZENECA or its Affiliates to use the trademarks during the term of this Agreement. Where requested by LTI, ZENECA shall enter into licensing agreements in respect of the use of LTI's trademarks in a form reasonably specified by LTI.

10.5  INFRINGING OR UNUSABLE LTI TRADEMARKS

      In the event that any trademark owned by LTI and used by ZENECA for the sale of the Product hereunder infringes the rights of any third party or is otherwise unusable then (notwithstanding the proviso contained in Article 10.3 and in addition to Article 12.3):

      10.5.1 The parties shall promptly consult and establish what steps should be taken (which may include LTI arranging for a change of name with regulatory authorities);

      10.5.2 ** in changing such trademark as a result thereof to a registerable or registered non-infringing and useable trademark, including without limitation costs incurred in any recall of Product; altering packages; printing;
                  re-distributing; purchase of replacement materials; destruction of obsolete materials; and advertising.

10.6  ZENECA TECHNICAL DATA AND INTELLECTUAL PROPERTY

      With respect to any technical data or any intellectual property developed by or on behalf of ZENECA and arising from ZENECA's activities with respect to the Product hereunder ZENECA shall own such data and intellectual property and ZENECA shall to the extent that ZENECA is reasonably able to do so grant to LTI a perpetual worldwide non-exclusive royalty-free license to use the same for the manufacture use and sale of the Product. With respect to any technical data or intellectual property owned jointly by ZENECA and LTI, the parties shall be free to use and license the same as they see fit for the Product or otherwise."

10.7  NO IMPLIED LICENSES

      Except as specifically provided herein, nothing in this Agreement shall confer upon either party the right to use or exploit any trademarks, patents, know-how or other intellectual property rights of the other party.


                       ARTICLE 11 - CONFIDENTIALITY

11.1 Each of the parties hereto shall take all steps and do all things necessary to ensure that all information provided by the other party for the purposes of this Agreement shall not be disclosed or made use of outside the business of the receiving party or Affiliates ** for any purpose other than in connection with applications for regulatory approval, processing, repackaging and sale of the Product or other activities pursuant to this Agreement.

11.2 The provisions of Clause 11.1 of this Article shall not apply to information as aforesaid:

      11.2.1 which either party can show was known to it prior to disclosure by the other party and which was not subject to obligations of confidentiality to the other party or a third party; or

      11.2.2 which is or becomes public knowledge through no fault of the receiving party; or

      11.2.3 which is disclosed to either party to this Agreement by a third party with good legal title thereto, but without restrictions on disclosure or use; or

      11.2.4 which is disclosed in accordance with the requirements of applicable law or the rules of any applicable regulatory body or the rules of any applicable recognized stock exchange.

11.3  SURVIVAL OF CONFIDENTIALITY PROVISIONS

      This Article 11 shall survive termination of this Agreement.


         ARTICLE 12 - REPRESENTATIONS AND WARRANTIES, INDEMNITIES

12.1  LTI REPRESENTATIONS AND WARRANTIES

      LTI hereby represents and warrants that:

      12.1.1 As at the Effective Date LTI is the sole owner of (or has the right to license) such right, title and interest in and to the Patents as is necessary for the purposes of this Agreement.

      12.1.2 As of the Effective Date, to LTI's knowledge, there are no suits, claims or proceedings pending against LTI or any of its Affiliates in any court or by or before any governmental body or agency with respect to the Product and no such actions, suits or claims have been threatened against LTI or any of its Affiliates.

      12.1.3      With the exception of regulatory approvals, as set forth in
                  Article 8, as of the Effective Date LTI has established what LTI reasonably believes to be all arrangements necessary to manufacture the Product in quantities and to standards sufficient for ZENECA to distribute the Product under the terms of this Agreement and has for that purpose obtained and shall maintain necessary manufacturing, export and other licenses.

      12.1.4 As of the Effective Date, there are no commitments or contractual obligations of which LTI is aware which would in any way prohibit LTI from entering into this Agreement.

12.2  ZENECA RESPONSIBILITIES AND WARRANTIES

      ZENECA hereby represents and warrants the following:

      12.2.1 As of the Effective Date there are no commitments or contractual obligations of which ZENECA is aware which would in any way prohibit ZENECA from entering into this Agreement.

      12.2.2 As of the Effective Date ** ZENECA or its duly incorporated Affiliates are authorised to sell pharmaceutical products in all countries in the Territory.

12.3  LTI'S INDEMNIFICATION OF ZENECA

      LTI shall defend, indemnify and hold harmless ZENECA and its Affiliates, their directors, employees, representatives and agents from and against all suits, claims, liabilities, damages, demands and costs (including but not limited to reasonable legal expenses) ("Claims") incurred by:

      12.3.1      LTI's breach of the terms of this Agreement;

      12.3.2      **;

      12.3.3      **;

      12.3.4      **;

      12.3.5 the negligence, recklessness or wilful misconduct on the part of LTI, its Affiliates, their directors, employees, representatives or agents with respect to the Product or in the performance of this Agreement; and

      12.3.6 any falsity of the representations and warranties given by LTI under Article 12.1;

      provided that LTI shall not be required so to defend and indemnify in respect of any Claim to the extent caused by the negligence or wilful misconduct of ZENECA, its Affiliates, their directors, employees, representatives or agents in the performance of their obligations hereunder or in respect of any breach by ZENECA of this Agreement.

12.4  ZENECA INDEMNIFICATION OF LTI

      ZENECA shall defend, indemnify and hold harmless LTI and its Affiliates, their directors, employees, representatives and agents from and against all Claims incurred by:

      12.4.1      ZENECA's breach of the terms of this Agreement;

      12.4.2 the negligence, recklessness or wilful misconduct on the part of ZENECA, its Affiliates, their directors, employees, representatives or agents with respect to the Product or in the performance of this Agreement; and

      12.4.3 any falsity of the representations and warranties given by ZENECA under Article 12.2;

      provided that ZENECA shall not be required so to defend and indemnify in respect of any Claim to the extent caused by the negligence or wilful misconduct of LTI, its Affiliates, their Directors, employees, representatives or agents in the performance of their obligations hereunder or in respect of any breach by LTI of this Agreement.

12.5  INDEMNIFICATION PROCEEDINGS

      12.5.1      NOTICE OF CLAIMS: ASSUMPTION OF DEFENCE

            The party to be indemnified ("the Indemnified Party") shall give prompt notice to the other party ("the Indemnifying Party") of the assertion of any Claim in respect of which indemnity may be sought hereunder. It is understood, however, that the Indemnified Party shall be authorised and expected to take any such prompt action as may be reasonably necessary in the circumstances of any proceedings seeking an injunction or similar equitable relief against it. The Indemnifying Party may, at its own expense, (i) participate in the defence of any Claim for which it is obligated to indemnify the Indemnified Party hereunder and (ii) upon notice to the Indemnified Party at any time during the course of any such Claim, assume the defence thereof; provided however that (i)the Indemnifying Party's counsel is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party shall, upon reasonable request, thereafter consult with the Indemnified Party from time to time with respect to such Claim. If the Indemnifying Party assumes such defence, the Indemnified Party shall have the right (but not the duty) to participate in the defence thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. Whether or not the Indemnifying Party chooses to defend or prosecute any such Claim, both parties hereto shall cooperate in the defence or prosecution thereof.

      12.5.1      SETTLEMENT OR COMPROMISE

            Any settlement or compromise made or caused to be made by the Indemnified Party or the Indemnifying Party (as the case may be) of any Claim shall be binding upon the Indemnifying Party or the Indemnified Party (as the case may be) in the same manner as if a final judgment or decree has been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided however, that no obligation, restriction or loss shall be imposed on an Indemnified Party as a result of such settlement without its prior written consent which consent shall not unreasonably be withheld, and such settlement shall include an unconditional release of the Indemnified Party;

            and provided further, that the Indemnified Party shall not make or cause to be made any such settlement or compromise without the prior written consent of the Indemnifying Party, which consent shall not unreasonably be withheld. The Indemnified Party will give the Indemnifying Party at least thirty (30) days' prior notice of any proposed settlement or compromise of any Claim it itself is defending, during which time the Indemnifying Party may assume the defence of, and responsibility for, such Claim and, if it does so, the proposed settlement or compromise may not be made.

      12.5.2      FAILURE OF INDEMNIFYING PARTY TO ACT

            In the event that the Indemnifying Party does not elect to assume the defence of any Claim or to cause the same to be done, then any failure of the Indemnified Party to defend or participate in the defence of any such Claim or to cause the same to be done, shall not relieve the Indemnifying Party of its obligations hereunder; provided however, that the Indemnified Party shall have given the Indemnifying Party at least thirty (30) days' notice of its proposed failure to defend or participate and afford the Indemnifying Party the opportunity to assume defence thereof prior to the end of such period.

      12.5.3      PROCEDURE FOR INDEMNIFICATION

            Upon becoming aware of any claim for indemnification, the Indemnified Party shall promptly give notice of such claim (a "Claim Notice") to the Indemnifying Party and will provide, to the extent possible and without prejudice to the rights of the Indemnified Party hereunder, a good faith estimate of the amount the Indemnified Party reasonably anticipates that it will be entitled to on account of indemnification by the Indemnifying Party. If the Indemnifying Party does not object to such indemnification claim within forty-five (45) days of receiving notice thereof, the Indemnified Party shall be entitled to recover promptly the amount of such claim (but such recovery shall not limit the amount of any additional indemnification or other rights to which the Indemnified Party may be entitled pursuant to this Article 12). If, however, the Indemnifying Party advises the Indemnified Party that it disagrees with the Indemnified Party's claim, the parties shall, for a period of forty five (45) days after the Indemnifying Party advises the Indemnified Party of such disagreement, attempt to resolve the difference. If the parties are unable to reach agreement within such forty five (45) days, the disagreement shall be resolved pursuant to Article 23.

             ARTICLE 13 - NON-ASSIGNABILITY / SUB-DISTRIBUTORS

13.1 Neither ZENECA nor LTI shall at any time without the previously obtained written consent of the other party assign, transfer, license, charge or in any manner make over the benefit or obligations of this Agreement to any person, firm or company whatsoever. For the avoidance of doubt it is hereby expressly agreed that with the previously obtained written consent of LTI (such consent not to be unreasonably withheld or delayed), ZENECA shall be entitled to appoint Affiliates and sub-distributors in any part of the Territory for the sale of the Product. Such Affiliates or sub-distributors shall comply with the terms of this Agreement and ZENECA shall be responsible for the acts of such Affiliates and sub-distributors insofar as they relate to the performance of ZENECA's obligations under this Agreement.


            ARTICLE 14 - TERMINATION / POST-TERMINATION MATTERS

14.1  RIGHT TO TERMINATE

      If either party following receipt of notice from the other party withholds from the other for a period of ** days any monies due to the other unless the same are the subject of a legitimate dispute; or commits or permits any substantial breach of any of the terms of this Agreement and fails to remedy that breach within ** days of receiving written notice thereof from the other party; or has a receiver or administrator appointed in respect of the whole or any part of its assets; or enters into any arrangement or composition with its creditors; or goes into liquidation whether voluntarily or compulsorily (except for the purpose of reconstruction or amalgamation); or anything analogous to any of the foregoing under the law of any jurisdiction occurs in relation to either party, then other party shall be at liberty at any time by notice in writing to terminate this Agreement forthwith, but such determination shall be without prejudice to the rights of either party against the other then accruing or accrued in respect of the event giving rise to such termination or otherwise under this Agreement.

14.2  **


                         ARTICLE 15 - NON-COMPETE

15.1  **

15.2  **


                        ARTICLE 16 - FORCE MAJEURE

16.1  DEFINITION OF FORCE MAJEURE

      If either party to this Agreement is prevented or delayed in the performance of any of its obligations by force majeure and if such party gives written notice thereof to the other party within twenty (20) days of the first day of such event (or within twenty (20) days of the first day on which it is possible to give such notice) specifying the matters constituting force majeure, together with such evidence as it reasonably can give, then the party so prevented or delayed will be excused from performance, or punctual performance, as the case may be, as from the date of such event for so long as such cause of prevention or delay continues. For the purposes of this Agreement the term "force majeure" will be deemed to include acts of God, war, hostilities, riot, fire, explosion, accident, flood, sabotage, strike, lock-out or injunction, compliance with governmental laws, regulations or orders, or any other cause whether or not of the class or kind enumerated above which affects the performance of this Agreement arising from or attributable to acts, events, non-happenings, omissions or accidents beyond the reasonable control of the party affected.

16.2  ALTERNATIVE ARRANGEMENTS ON TERMINATION AFTER 12 MONTHS

      If any force majeure prevails for a continuous period in excess of twelve
      (12) months, the parties shall (i) enter into bona fide discussions with a view to alleviating its effects or (ii) at the request of the party having received written notice of any event constituting an event of force majeure terminate this Agreement forthwith.

16.3  ALLOCATION OF SUPPLY BY LTI DURING FORCE MAJEURE

      In the event that LTI's supply of the Product is impaired at any time during this Agreement for reasons of force majeure then LTI shall allocate the supply of Product available in the manner set out in Article 6.7.2.


                           ARTICLE 17 - NOTICES

All communications, notices, orders, telexes and facsimile transmissions required or permitted to be sent pursuant to this Agreement shall be addressed to:

      ZENECA:     The Secretary
                  ZENECA Pharmaceuticals
                  Alderley House
                  Alderley Park
                  MACCLESFIELD
                  Cheshire
                  SK10 4TF
                  UNITED KINGDOM
                  Facsimile : O11 44 625 585618


      LTI:        The General Counsel Liposome Technology, Inc.
                  1050 Hamilton Court
                  Menlo Park
                  California 94025
                  USA.
                  Facsimile : 0101 415 323 9016

shall be deemed properly given to the party at the above address on the seventh day r the envelope containing the same was posted to that address or on the date of submission by


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

telex or facsimile, as the case may be, provided in the case of the latter that a confirming copy is sent by post to that address within twenty four (24) hours after transmission.


                            ARTICLE 18 - WAIVER

The failure of either party to exercise any right hereunder shall not be deemed to be a waiver of such right. Any waiver made in writing in respect of any breach of a provision hereof shall be valid but shall not be construed to be a waiver of any succeeding breach of such a provision or waiver of the provision itself.


                ARTICLE 19 - ENTIRE AGREEMENT / AMENDMENTS

This Agreement and its Schedules set forth the entire agreement and understanding between the parties regarding the subject matter hereof and supersede all prior discussions and agreements written or oral, and each of the parties acknowledges that it has not been induced to enter into this Agreement by reason of any representation made or by or on behalf of the other party that is not in this Agreement. No amendment shall be effective unless unless made in writing by an authorised signatory of each party. This Agreement may be executed in counterparts, each of which shall be deemed to be a duplicate original and to comprise one and the same instrument.


                   ARTICLE 20 - VALIDITY / SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision which shall remain in full force and effect. The parties shall use their best efforts to achieve the purpose of the invalid provision by a new, legally valid stipulation.


                    ARTICLE 21 - NATURE OF RELATIONSHIP

The relationship of the parties to this Agreement is that of independent contractors. Neither party shall be deemed to be the agent of the other nor is any joint venture or partnership relationship hereby created and neither party is authorised to take any action binding upon the other. Neither party shall be deemed to be the Licensee of the other except as specifically provided herein.


                      ARTICLE 22 - PRESS / PUBLICITY

Any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be at such time and in such manner as LTI and ZENECA shall agree, provided that nothing herein shall prevent either party, upon notice to the other, from making such public announcements as that party's legal obligations require.

                      ARTICLE 23 - DISPUTE RESOLUTION


23.1  CHOICE OF LAW; ARBITRATION

      The internal laws of the State of Delaware, United States of America, applicable to contracts entered into and wholly to be performed in Delaware by Delaware residents, without reference to any principles concerning conflicts of law, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereunder; provided, however, that to the extent legally permissible, this Article 23.1 and the parties' rights under this
      Article 23.1 shall be governed by and construed in accordance with the Federal Arbitration Act, 9 U.S.C. section 1 et.seq. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by the following procedures: Either party may send the other written notice identifying the matter in dispute and invoking the procedures of this Article 23. Within fourteen (14) days after such written notice is given, one or more officers of each party shall meet at a mutually agreeable location in Chicago, Illinois for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if no whether they can agree upon a third party impartial arbitrator (the "Arbitrator") to whom to submit the matter in dispute for final and binding arbitration. If the parties fail to resolve the dispute by written agreement or to agree on the Arbitrator within such twenty one (21) day period either party may make written application to the Judicial Arbitration and Mediation Services ("JAMS") or agreed upon Chicago equivalent for the appointment of a single Arbitrator to resolve the dispute by arbitration and at the request of JAMS, the parties shall meet with JAMS at its offices or confer with JAMS by telephone within ten
      (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. Within thirty 30 days of the selection of the Arbitrator, the parties shall meet in Chicago, Illinois with such Arbitrator at a place and time designated by the Arbitrator after consultation with the parties and present their respective positions on the dispute. Each party shall have no longer than one (1) day to present its position, the entire proceedings before the Arbitrator shall be on no more than three consecutive days, and the award shall be made in writing no more than ten (10) days following the end of the proceeding. Such award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the parties. The prevailing party (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party's own attorneys' fees and expenses in connection with such proceeding. The non-prevailing party (as determined by the Arbitrator) shall pay the Arbitrator's fees and expenses.

IN WITNESS WHEREOF the parties hereto have hereunto set their respective hands day and year hereafter written.

/s/ C. R. W. Petty                        /s/ Peter V. Leigh
...................................       ...................................
ZENECA Pharmaceuticals                    Liposome Technology, Inc.
by C. R. W. Petty                         by Peter V. Leigh
Manager, Legal Affairs                    Vice President and Chief Financial
and Assistant Secretary                   Officer

Date: 11th August 1994                    Date: October 20, 1994

                                   SCHEDULE A

UK*
FRANCE
GERMANY
ITALY
SPAIN
BELGIUM
HOLLAND
DENMARK
NORWAY
SWEDEN
FINLAND
LUXEMBOURG
PORTUGAL
POLAND
CZECH AND SLOVAK REPUBLICS
HUNGARY
GREECE
RUSSIA + former USSR territories
ROMANIA
BULGARIA



* In the case of Northern Ireland, the rights of ZENECA to distribute the Product shall commence on the date seven (7) months following the Effective Date.

                                SCHEDULE B

                                THE PATENTS

EPD Patent No. 0303683

European Patent Application 88902717.3

European Patent Applications corresponding to US Patent No. 5077057

European Patent Application 130577 and 158441

                                SCHEDULE C

                          PART I: THE SPECIFICATION

**

**


                       PART II: TECHNICAL REQUIREMENTS


**

                                 SCHEDULE D

                             PRICING MECHANISMS

**